November 16, 2006

[Investor Name and Address]

Re: Convertible Debenture and Warrant Financing

Ladies and Gentlemen:

This letter has been prepared in connection with the transactions contemplated by the Securities Purchase Agreement dated the date hereof (the "New Securities Purchase Agreement") by and among Maverick Oil and Gas, Inc. (the "Company"), to confirm certain matters relating to:

A.

The Securities Purchase Agreement dated as of January 5, 2006 (the "January Securities Purchase Agreement") by and among the Company and the Investors and the Transaction Documents referred to in the January Securities Purchase Agreement (the "January Transaction Documents"); and

B.

The Securities Purchase Agreement dated as of June 21, 2006 (the "June Securities Purchase Agreement" and collectively with the January Securities Purchase Agreement, the "Prior Securities Purchase Agreements") by and among the Company and the Investors and the Transaction Documents referred to in the June Securities Purchase Agreement (the "June Transaction Documents" and collectively with the January Transaction Documents, the "Prior Transaction Documents").

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Prior Securities Purchase Agreements, as the context requires.

Intending to be legally bound, you have agreed with the Company as follows:

1.         You represent that you hold all right, title, and interest in, to, and under the Debentures and Warrants you purchased pursuant to the Prior Securities Purchase Agreements and that you have not transferred any of your rights thereunder.

16415 Addison Road, Suite 850, Addison, TX 75001-5332

Tel: (214) 239-4333; Fax: 214-239-4334

2.         You irrevocably waive, and irrevocably release the Company from, any and all claims you have had, now have, or may hereafter have under the Prior Transaction Documents or otherwise relating to the Company's failure to:

(a)       comply with Section 3(u) of the Security and Pledge Agreement dated June 21, 2006 (the "June Security Agreement") and the Security Agreement dated January 5, 2006;

(b)       comply with Section 3(w) of the June Security Agreement; provided that the Company has complied with such Section prior to the Closing under the New Securities Purchase Agreement;

(c)       make the payment of the Installment Amount under the Secured Convertible Debentures dated June 21, 2006 (the "June Debentures") which was due on or before November 1, 2006 (the "Overdue Installment");

(d)       have its Registration Statement on Form S-1 (No. 333-135957) (the "Pending Registration Statement") declared effective by the Securities and Exchange Commission on or before the Effectiveness Deadline under the Registration Rights Agreement dated June 21, 2006 (the "June Registration Rights Agreement"); and

(e)       enter into the Escrow Agreement required by the June Debentures.

3.         You agree that the Company shall be deemed for all purposes of the Prior Transaction Documents (including, without limitation, for the purpose of the definition of "Equity Conditions" set forth in the Secured Convertible Debentures dated January 5, 2006 (the "January Debentures") and the June Debentures (collectively with the January Debentures, the "Prior Debentures")) to have complied with the covenants of the Prior Transaction Documents relating to the events or circumstances described in Section 2 of this letter.

4.         You irrevocably grant all consents and waivers under the Prior Transaction Documents necessary for the consummation of the transactions contemplated by the New Securities Purchase Agreement and the securities issued pursuant to the New Securities Purchase Agreement, including, without limitation, the payment of all amounts required or permitted to be made, and the taking of all other actions required or permitted to be taken, by the Company with respect to such securities.

5.         You agree that no adjustment to the Conversion Price or Conversion Rate (as those terms are defined in the Prior Debentures) contained in the Prior Debentures will result from (a) the transactions contemplated by the New Securities Purchase Agreement, including, without limitation, the issuance of any new Warrants thereunder (the "New Warrants"), or (b) any shares of Common Stock or warrants to purchase Common Stock that are or become "Excluded Securities" as that term is defined in the Secured Convertible Debentures issued pursuant to the New Securities Purchase Agreement (the "New Debentures").

16415 Addison Road, Suite 850, Addison, TX 75001-5332

Tel: (214) 239-4333; Fax: 214-239-4334

6.         You irrevocably grant all consents and waivers under the Prior Transaction Documents necessary for the issuance of the shares of Common Stock and warrants identified in Schedule 3(r) of the Disclosure Schedules to the New Securities Purchase Agreement. The Company acknowledges that such consents and waivers do not extend to, or affect, the right of the Investors to approve of any agreements used to sell any of the shares of Common Stock or associated warrants referred to in clause (vi) of the definition of the term "Excluded Securities" in the New Debentures.

7.          You agree that all Installment Amounts (including, without limitation, payments of Interest and the Overdue Installment) due under the Prior Debentures which are not paid in shares of the Company's Common Stock will be deferred until the earliest to occur of (a) the date of the closing of the Barnett Shale Property Sale, (b) February 28, 2007, or (c) in the event that the Company has not obtained a bona fide offer (as mutually agreed by the Company and the Required Holders) to purchase the Barnett Shale Property Sale (as that term is defined in the New Debentures) from an unaffiliated third party by the Bid Deadline (as that term is defined in the New Debentures), December 31, 2006. There shall be no increase in the Interest Rate, interest paid on the deferred Interest, or Late Charges or other late fees payable as a result of such deferral of such Installment Amounts. All such deferred Installment Amounts shall be paid out of the proceeds of the Barnett Shale Property Sale prior to any redemption of the Prior Debentures or the New Debentures.

8.         To obtain the full benefit of the provisions of the New Securities Purchase Agreement, you agree that:

(a)        The indebtedness and liens permitted by Sections 15(b)(iii) and (iv) and 15(c) of the New Debentures shall be permitted under the terms of the Prior Securities Purchase Agreements and the Prior Debentures, notwithstanding the absence of an express provision permitting such indebtedness and liens.

(b)       The Barnett Shale Property Sale permitted by Section 15(e) of the New Debentures shall be permitted under the terms of the Prior Debentures on the same terms and conditions as set forth in the New Debentures, notwithstanding the absence of an express provision in the January Debentures permitting such a sale or the existence of different terms and conditions for such a sale in the June Debentures. The obligations of the Company with respect to sale of the Barnett Shale Property under the June Debentures shall be governed by the provisions of Section 15(e) of the New Debentures and shall, for all purposes of the June Debentures, control in the event of any conflict with the provisions of Section 15(e) of the June Debentures. The proceeds of the Barnett Shale Property Sale shall be applied in the manner set forth in the New Debentures. You consent to the redemption of the Prior Debentures with the proceeds of the Barnett Shale Property Sale or with any payments required to be applied to the Prior Debentures by the terms of the New Debentures, to the extent, and in the manner, so required by the terms of the New Debentures.

16415 Addison Road, Suite 850, Addison, TX 75001-5332

Tel: (214) 239-4333; Fax: 214-239-4334

(c)       Any Event of Default under the Prior Debentures that would not be an Event of Default (as that term is defined in the New Debentures) will not be an Event of Default under the Prior Debentures.

(d)       The Company shall file a pre-effective amendment to the Pending Registration Statement (the "Pre-Effective Amendment") on or before the earlier to occur of (i) December 15, 2006 and (ii) five (5) days after the date the Company files its Annual Report on Form 10-K for the fiscal year ended August 31, 2006 (such earlier to occur, the "Pre-Effective Amendment Filing Date"). The Effectiveness Deadline for the Pending Registration Statement under the June Registration Rights Agreement shall be extended until January 30, 2007 (the "New Effectiveness Deadline"). No Registration Delay Payments shall be payable by the Company if the Company files the Pre-Effective Amendment on or before the Pre-Effective Amendment Filing Date and the Pending Registration Statement is declared effective by the Securities and Exchange Commission (the "SEC") on or before the New Effectiveness Deadline. If the Pending Registration Statement is not filed by the Pre-Effective Amendment Filing Date or not declared effective by the SEC by the New Effectiveness Deadline, accrued and accumulated Registration Delay Payments will be due on the first business day after the Pre-Effective Amendment Filing Date and/or the New Effectiveness Deadline, as applicable.

(e)       Section 15(e)(ii)(B) of the June Debentures shall no longer have any force or effect and the other provisions of the June Transaction Documents shall be applied as if there were no requirement for, or reference to, an Escrow Agreement and the parties hereto shall notify the Bank of New York of the termination of the Escrow Agreement.

(f)        The time period set forth in Section 10(a) of the June Debentures for the Holder Optional Redemption Notice for the delivery of the Holder Optional Redemption Notice shall the same as it is in Section 10(a) of the New Debentures.

[Alternative #1 for Investor #1]

9.         As a result of the issuance of the New Debentures and the New Warrants under the New Securities Purchase Agreement and the anti-dilution adjustment provisions of the warrants issued under the Prior Securities Purchase Agreements (the "Prior Warrants"), the Exercise Price of the Prior Warrants shall be reduced to $0.20, but there shall be no adjustment in the number of Warrant Shares issuable under the Prior Warrants.

[Alternative #2 for Investor #2]

As a result of the issuance of the New Debentures and the New Warrants under the New Securities Purchase Agreement and the anti-dilution adjustment provisions of the warrants issued under the Prior Securities Purchase Agreements (the "Prior Warrants"), the Exercise Price of the Prior Warrants shall be reduced to $.20 and an additional 4,500,000 Warrant Shares shall be issuable under the June Warrant issued to Kings Road.  You hereby agree to waive your right to additional Warrant Shares under

16415 Addison Road, Suite 850, Addison, TX 75001-5332

Tel: (214) 239-4333; Fax: 214-239-4334

the January Warrants and additional Warrant Shares beyond the above noted 4,500,000 adjustment to the June Warrant that would otherwise be issuable due to the issue of the New Debentures and New Warrants.  These additional Warrant  Shares shall be registered by including them in the registration statement required to be filed pursuant to the Registration Rights Agreement dated the date hereof.

10.       The Additional Warrant Shares identified in the letter agreement between the parties dated June 21, 2006 shall be registered by including them in the Pending Registration Statement in a prospectus filed pursuant to Securities Act Rule 429 (combining the Additional Warrant Shares with the shares of Common Stock issuable upon conversion or exercise of the securities issued to you pursuant to the June Securities Purchase Agreement) prior to the effectiveness of the Pending Registration Statement or using such other process as the Company and the Investors agree. You waive any Registration Delay Penalties (as that term is defined in the Registration Rights Agreement dated January 5, 2006) associated with the registration of the Additional Warrant Shares pursuant to the provisions of this paragraph.

The Company agrees that it will use its best efforts to (i) amend its Articles of Incorporation at its next annual meeting of stockholders to increase the Company’s authorized shares of Common Stock by an amount no less than the amount that would allow the issuance of 130% of (a) all of the Interest Shares issuable pursuant to the terms of the Prior Debentures, (b) all of the shares of Common Stock issuable upon conversion of all of the Prior Debentures and (c) all of the shares of Common Stock issuable upon exercise of the Prior Warrants and (ii) register the resale of all of the shares referenced in clause (i) of this paragraph as soon as possible after such amendment. If, despite the Company's best efforts, stockholder approval is not obtained on or prior to the annual meeting, the Company shall cause an additional stockholder meeting to be held every three (3) months thereafter until such stockholder approval is obtained, or the June Debentures and New Debentures are no longer outstanding.

The Company also irrevocably waives any right it may have under Section 1(g) of the Prior Warrants to require the mandatory exercise of the Prior Warrants.

The Company agrees that Section 4(p)(iii) of the New Securities Purchase Agreement shall govern the Investors' rights with respect to the Subsequent Placements referred to therein in lieu of the corresponding provisions of the Prior Securities Purchase Agreements.

If the foregoing correctly evidences our agreement, please so acknowledge by signing the enclosed copy of this letter in the space provided below and returning it to me.

Very truly yours,

MAVERICK OIL AND GAS, INC.

16415 Addison Road, Suite 850, Addison, TX 75001-5332

Tel: (214) 239-4333; Fax: 214-239-4334

By: __________________________
James A. Watt
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

By: ______________________________

Name:
Title:

16415 Addison Road, Suite 850, Addison, TX 75001-5332

Tel: (214) 239-4333; Fax: 214-239-4334